Exhibit 99

Press Release

*coherent	PRESS RELEASE
Editorial Contact:	For Release:
Leen Simonet	IMMEDIATE
(408) 764-4161	January 26, 2006
No. 927

Coherent, Inc. Reports First Fiscal Quarter Results

Coherent, Inc. (Santa Clara, CA) (NASDAQ:COHR) today announced financial results for its first fiscal quarter ended December 31, 2005, posting sales of $131.0 million and net income, on a U.S. generally accepted accounting principles basis (GAAP), of $9.3 million ($0.30 per diluted share).

Net income for the first quarter of fiscal 2006 on a GAAP basis included a one-time tax benefit of approximately $1.8 million ($0.06 per diluted share), a previously communicated facility closure after-tax charge of $0.4 million ($0.01 per diluted share), and an after-tax in-process research and development (IPR&D) charge of $0.4 million ($0.01 per diluted share) associated with the purchase of the assets of Iolon, Inc.  Excluding these charges and gain, non-GAAP net income was $8.4 million ($0.27 per diluted share).  GAAP net income for the first quarter of fiscal 2006 also included approximately $2.0 million ($0.06 per diluted share) of stock -based compensation expense, net of tax, as required by Statement of Financial Accounting Standards 123R (SFAS 123R).  GAAP net income prior to fiscal 2006 did not include stock-based compensation expense under SFAS 123R.

Sales and GAAP net income for the first quarter of fiscal 2005 were $126.0 million and $5.4 million ($0.17 per diluted share), respectively.  GAAP net income for the first quarter of fiscal 2005 included a charge of $3.1 million ($0.10 per diluted share) associated with discontinuing future product development and investments in the semiconductor lithography market and a $0.5 million ($0.02 per diluted share) tax benefit related to federal tax law changes.  Non-GAAP net income, excluding the aforementioned charge and gain and including approximately $3.9 million ($0.13 per diluted share) of pro forma stock-based compensation expense, net of tax, was $4.0 million ($0.13 per diluted share).  In comparison, sales for the fourth fiscal quarter ended October 1, 2005, were $133.8 million and GAAP net income was $5.3 million ($0.17 per diluted share).  GAAP net income for the fourth fiscal quarter ended October 1, 2005 included an after-tax charge of $4.1 million ($0.13 per diluted share) related to excess inventories as a result of accelerated decommissioning of lithography lasers.  Exclusive of this charge and including pro forma stock-based compensation expense, net of tax, of approximately $2.5 million ($0.08 per diluted share), non-GAAP net income for the fourth quarter ended October 1, 2005 was $6.9 million ($0.22 per diluted share).

Orders received during the three months ended December 31, 2005 of $131.7 million increased 2% from the same prior year period and decreased by 20% compared to orders received in the immediately preceding quarter.  The book-to-bill ratio was 1.01 resulting in backlog of $192.8 million at December 31, 2005 compared to a backlog of $157.1 million at January 1, 2005.

“The first quarter exhibited typical seasonality, but that did not prevent us from balancing investments and costs to deliver another solid bottom line performance,” commented John Ambroseo, Coherent’s President and Chief Executive Officer.  “We remain optimistic for the balance of the fiscal year following the release of several new products at this week’s Photonics West trade show, some encouraging signs from the microelectronics market and a very healthy backlog.  We are particularly bullish on new developments with our patented OPS platform and the potential it holds for Coherent’s future.”

Ambroseo continued, “Since announcing a 1.5 million share repurchase program at the end of September 2005, we purchased approximately 275,000 shares of our common stock through the end of December and approximately 500,000 shares to date.  While this buyback program is an effective tool to increase shareholder value, we remain committed to growing our core business.”

Summarized statement of operations financial information is as follows (unaudited, in thousands except per share data):

	Three Months Ended
	Dec. 31,	Oct. 1,	Jan. 1,
	2005	2005	2005

Net sales	$130,994	$133,786	$126,022
Cost of sales(A)(B)(C)	74,843	82,820	74,486
Gross profit	56,151	50,966	51,536
Operating expenses:
Research & development (A) (B)	14,618	15,187	14,301
In-process research and development	690	—	—
Selling, general & administrative(A)(B)(D)	29,411	29,836	28,371
Restructuring, impairment and other charges(E)	—	39	300
Intangibles amortization	2,306	2,324	1,493
Total operating expenses	47,025	47,386	44,465
Income from operations	9,126	3,580	7,071
Other income, net(B)	1,554	3,248	907
Income before income taxes and minority interest	10,680	6,828	7,978
Provision for income taxes(F)	1,364	1,577	2,770
Income before minority interest	9,316	5,251	5,208
Minority interest in subsidiaries’ losses	—	—	180
Net income	$9,316	$5,251	$5,388

Net income per share:
Basic	$0.30	$0.17	$0.18
Diluted	$0.30	$0.17	$0.17

Shares used in computation:
Basic	31,124	31,056	30,482
Diluted	31,475	31,586	30,867

(A)

The quarter ended December 31, 2005 includes $2,774 ($1,953 net of tax ($0.06 per diluted share)) of stock-based compensation expense related to the implementation of SFAS 123R. Pretax stock-based compensation under SFAS 123R is recorded in the statement lines as follows: $57 to cost of sales; $448 to research and development; and $2,269 to selling, general and administrative.

(B)

The quarter ended January 1, 2005 includes a charge of $3,061 (net of minority interest of $137 ($0.10 per diluted share)) associated with our decision to discontinue future product development and investments in the semiconductor lithography market within our Lambda Physik subsidiary. As a result, cost of sales includes $2,257; research and development includes $590; selling, general and administrative includes $137; and other income, net includes $214 of this charge.

(C)

The quarter ended October 1, 2005 includes a $4,129 ($0.13 per diluted share) charge related to excess inventories as a result of the accelerated decommissioning of lithography lasers from our Lambda Physik subsidiary. The pretax charge of $6,813 is recorded in cost of sales.

(D)

The quarter ended December 31, 2005 includes a previously communicated facility closure charge of $403 ($0.01 per diluted share). The pretax charge of $633 is recorded in selling, general and administrative.

(E)	The quarter ended January 1, 2005 includes a charge of $300 ($201 after-tax) related to the previously communicated termination of activities in the Telecom Actives Group.

(F)

The quarter ended December 31, 2005 includes a one-time tax benefit of $1,751 ($0.06 per diluted share). The quarter ended January 1, 2005 includes a tax benefit of $479 ($0.02 per diluted share) related to federal tax law changes enacted in the current quarter.

Summarized balance sheet information is as follows (unaudited, in thousands):

	Dec. 31, 2005	Oct. 1, 2005
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$240,300	$230,914
Restricted cash, cash equivalents and short-term investments(A)	15,463	15,467
Accounts receivable, net	84,332	87,684
Inventories	98,495	102,730
Prepaid expenses and other assets	49,417	54,926
Total current assets	488,007	491,721
Property and equipment, net	153,095	155,316
Restricted cash, cash equivalents and short-term investments(A)	1,199	1,220
Other assets	158,188	150,033
Total assets	$800,489	$798,290

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations	$12,735	$12,736
Accounts payable	21,310	18,451
Other current liabilities	65,965	80,400
Total current liabilities	100,010	111,587
Other long-term liabilities	58,680	50,437
Total stockholders’ equity	641,799	636,266
Total liabilities and stockholders’ equity	$800,489	$798,290

(A)

Represents cash, cash equivalents and short-term investments at December 31, 2005 restricted under the Star Medical notes payable arrangement ($15,178), for close out costs associated with the purchase of the remaining outstanding shares of Lambda Physik AG ($1,199) and other ($285).

Reconciliation of GAAP to Non-GAAP summarized statement of operations (unaudited, in thousands, after-tax and net of minority interest):

	Three Months Ended
	Dec. 31, 2005	Oct. 1, 2005	Jan. 1, 2005
GAAP net income	$9,316	$5,251	$5,388
In-process research and development	429	—	—
Facility closure charge	403	—	—
One-time tax benefits	(1,751)	—	(479)
Pro forma stock based compensation	—	(2,512)	(3,922)
Charges associated with discontinuing future product development and investments in the semiconductor lithography market(1)	—	—	3,061
Charges for excess Lithography inventory	—	4,129	—
Non-GAAP net income	$8,397	$6,868	$4,048

Non-GAAP net income per diluted share	$0.27	$0.22	$0.13

(1)	Net of minority interest of $137

The Company’s conference call scheduled for 1:30 p.m. PT today will include discussions relative to the current quarter results and some comments regarding forward looking guidance on future operating performance.

The statements in this press release that relate to future plans, events or performance, including statements such we remain optimistic for the balance of the fiscal year following the release of several new products at this week’s Photonics West trade show, some encouraging signs from the microelectronics market and a very healthy backlog; we are particularly bullish on new developments with our patented OPS platform and the potential it holds for Coherent’s future; and we remain committed to growing our core business, are forward-looking statements.  Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated to currency adjustments, contract cancellations, manufacturing risks, competitive factors, and uncertainties pertaining to customer orders, demand for products and services, and development of markets for the Company’s products and services and other risks identified in the Company’s SEC filings.  Actual results, events and performance may differ materially.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Company has provided non-GAAP financial measures in this press release and may provide non-GAAP financial measures (as defined by the SEC in Regulation G) in its earnings conference call and in any other company presentations during the quarter.  Non-GAAP financial measures are intended to supplement the user’s overall understanding of the Company’s current financial performance and its future prospects. Any non-GAAP financial measures are not intended to replace the Company’s GAAP results.  The Company’s intention is to include the most directly comparable GAAP financial measures and a reconciliation of the differences between each non-GAAP financial measure used and the most directly comparable GAAP financial measure.

Readers are encouraged to refer to the risk disclosures described in the Company’s reports on Forms 10-K, 10-Q and 8-K, as applicable.

Founded in 1966, Coherent, Inc. is a Standard & Poor’s SmallCap 600 company and a world leader in providing photonics based solutions to the commercial and scientific research markets. Please direct any questions to Leen Simonet, Chief Financial Officer at 408-764-4161. For more information about Coherent, visit the Company’s Web site at http://www.coherent.com/ for product and financial updates.

5100 Patrick Henry Dr. • P. O. Box 54980, Santa Clara, California 95056—0980 • Telephone (408) 764-4000